Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Thom Albrecht	April 23, 2018
Chief Financial and Strategy Officer (317) 972-7030 talbrecht@celadontrucking.com

Celadon Group Announces Expected Refinancing Terms, Exclusivity with Term Lender, Amendment to Credit Agreement

•	Company and financing sources have negotiated principal terms of $300 million of new financing expected to close during the June quarter
o	$100 million asset-based revolving credit facility
o	$200 million term loan and equity issuance
•	Existing credit facility has been amended to extend existing financial covenants and provide liquidity through the expected closing date of the new financing

INDIANAPOLIS – April 23, 2018 – Celadon Group, Inc. (“Celadon,” the “Company,” “we,” or “us”) (OTCPink: CGIP) today announced certain updates with respect to its previously disclosed refinancing process.

Chief Executive Officer, Paul Svindland, stated, “I'm pleased to announce that Celadon has negotiated the principal terms of a proposed refinancing of our existing credit agreement and has granted exclusivity to a prospective term lender.  The proposed refinancing has three main parts: a new $100 million revolving credit facility, a new $200 million term loan and equity issuance, and the extension of certain tractor lease maturities.  We have been engaged with the lenders under the prospective facilities for several months, and we believe they thoroughly understand our business, our near-term hurdles, and our long-term opportunities. We appreciate their partnership and are confident that they will work diligently with us with a goal of closing the transaction by the end of our June quarter.  During this time, we will have the resources and liquidity we need to continue to provide excellent customer service and support our professional truck drivers and employees, while capitalizing on the robust freight environment.”

The new revolving credit facility is proposed by Bank of America Business Capital, a business unit within Bank of America, N.A., one of the Company’s existing credit facility lenders, and Wells Fargo Capital Finance, LLC, an affiliate of Wells Fargo Bank, National Association, another of the Company’s existing credit facility lenders.  The new term loan and equity issuance is proposed by a sophisticated investment firm that has a good appreciation for the trucking industry.

A summary of certain expected terms for each component of the refinancing is set forth below.

New ABL Revolver	• Up to $100 million asset-based revolving credit facility to provide ongoing working capital and general corporate liquidity
New Senior Secured Term Loan and Equity Investment
•          $200 million term loan to retire existing credit facility borrowings
•          New lender will also receive 19.5% of fully diluted common stock
•          New lender will have the option of appointing up to two members of the Company’s board of directors

Existing Tractor Lease Extensions	• Tractor leases that have matured or with near-term maturities will be extended and re-amortized

The lenders for the potential new facilities and the Company have not made legally binding commitments to enter into the described transactions.  We expect that the closing of the refinancing and associated transactions will be subject to simultaneous closing of the ABL facility, the term loan and equity issuance, and the amendment and extension of certain tractor leases, as well as other customary closing conditions such as minimum available liquidity, due diligence, definitive documentation, and board and credit committee approvals.  We do not expect the issuance of restated financial statements to be a condition to closing.

Credit Agreement Amendment

To facilitate the refinancing, on April 20, 2018, the Company entered into a Ninth Amendment to its existing credit agreement (the “Amendment”).  The Amendment extends the existing financial covenant relief through June 15, 2018, with the principal purpose of permitting the Company to document and close the refinancing on or before such date.  The Amendment also:

•
Reduces the Maximum Borrowing Amount to $189 million and the Maximum Outstanding Amount (which includes borrowings and letters of credit) to $214 million – these limits were determined after considering the Company’s projected revolver usage through the refinancing period;

•	Provides for the deferral and waiver of certain accrued fees if the refinancing occurs on or prior to June 15, 2018; and
•	Permits dispositions of certain real estate and equipment and increases the amount of net proceeds the Company is entitled to reborrow with respect to these transactions.

The full text of the Amendment and required disclosures will be reported in a Current Report on Form 8-K filed with the United States Securities and Exchange Commission (“SEC”).

About Celadon
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight service across the United States, Canada, and Mexico. The Company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including logistics, warehousing, and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases, including “expects,” “expected,” “will,” “would,” “could,” “intends,” “believes,” “anticipates,” “future,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating our refinancing effort, the occurrence and expected timing of a refinancing, the expected conditions to the consummation of the refinancing, the adequacy of our resources and liquidity during the refinancing process, the existence, terms, and use of proceeds of the prospective ABL facility and term loan and equity issuance, the extension of equipment lease maturities, and our future liquidity, among others, are forward-looking statements.   Actual results may differ from those set forth in the forward-looking statements.  Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risk that we are unable to refinance our existing credit agreement or do so on terms that are more detrimental to us or dilutive to our stockholders than the terms described in this press release and the risk that we require greater liquidity than we expect during the refinancing process. Readers should review and consider these and other factors that could impact results as provided in various disclosures by the Company in its press releases, stockholder reports, and filings with the SEC.

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